Exhibit 99.1

WEINGARTEN REALTY

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, TX  77292-4133
(713) 866-6000

NEWS RELEASE
Information:  Richard Summers, Vice President/Director of Investor Relations, 713-866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES EXPIRATION OF ITS CONSENT SOLICITATION

Houston, TX, October 26, 2007: Weingarten Realty Investors (NYSE: WRI, the “Company” or “Weingarten”) announced today that its previously announced consent solicitation (the “Consent Solicitation”) expired today at 5:00 p.m., New York City time.  As previously stated, the Consent Solicitation sought consents from the holders of the Company’s outstanding Notes (collectively the “Securities”) to modify certain financial covenants and related defined terms applicable to the Securities.

Certain conditions of the Consent Solicitation have not been satisfied, including there being validly delivered and unrevoked consents from the holders of not less than a majority in aggregate principal amount of the outstanding Securities, voting together as one class.

“It was our intention to update our covenants that were put in place thirteen years ago. This effort was not undertaken due to any potential violation but rather to provide the company with even greater flexibility to pursue attractive opportunities as they arise in these changing markets. In the end, the additional flexibility that we were able to negotiate with our bond investors was not significant enough to justify the cost of amending the covenants. Accordingly, we have decided to keep our existing covenant package in place. As conditions warrant, however, we may revisit this issue in the future. Our existing debt covenants provide us the capacity we need to fully execute our strategic growth plan,” stated Steve Richter, Executive Vice President and Chief Financial Officer.

As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty Investors (NYSE:WRI) is focused on delivering solid returns to shareholders by actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast to coast. The Company’s portfolio of 420 properties includes 342 neighborhood and community shopping centers and 78 industrial properties. Including tenant-owned square footage, the Company’s portfolio under management totals more than 70 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,600 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.